Exhibit 99.1

NTN BUZZTIME, INC. ANNOUNCES

SECOND QUARTER 2007 RESULTS

Second Quarter 2007 Financial Highlights:

•	Gross margin improved to 71% from 68%
•	Annualized customer churn declined to 28% from 34% in the first quarter
•	Net loss from Entertainment Division narrowed to $0.4 million from $1.8 million compared to second quarter 2006
•	Cash and equivalents increased $0.3 million to $11.4 million during the second quarter

CARLSBAD, Calif., August 8, 2007 /PRNewswire-FirstCall/ — NTN Buzztime, Inc. (Amex: NTN), a leader in interactive communications and entertainment products for the hospitality industry and for the home, today announced results for the second quarter ended June 30, 2007.

Entertainment Division

Revenue for the Entertainment Division decreased $0.3 million or 4% to $7.6 million for the second quarter of 2007, compared to revenues of $7.9 million for the second quarter of 2006. This decrease was primarily due to a decrease of $367,000 in subscription fees related to a reduction in site count and a decrease of $136,000 in interactive events revenue in Canada due to the sale of this business during the first quarter of 2007. These decreases were partially offset by an increase of $173,000 in Buzztime Distribution revenue related to cable development services.

Gross margin remained relatively unchanged while gross margin as a percentage of revenue for the Entertainment Division increased to 71% in the second quarter of 2007 from 68% in the second quarter of 2006 due to operational cost savings related to playmaker repairs, service fees, communication costs, depreciation and shipping costs.

Selling, general and administrative expenses for the Entertainment Division decreased $0.6 million or 10%, to $5.6 million for the second quarter 2007 from $6.2 million for the second quarter of 2006. This decrease is related to several factors including a one-time severance charge in the second quarter of 2006 of $435,000 associated with the departure of the Company’s former CEO, a decrease in stock based compensation of $119,000 and a decrease of $150,000 related to the restructuring of our Canadian operations that involved moving to smaller less expensive space and decreasing the workforce by ten. These reductions were partially offset by increases in salaries and benefits as we increased our work force in the sales, marketing and administrative areas. Additionally, selling, general and administrative expenses for Buzztime Distribution decreased $195,000 due to a reduction in salaries and marketing expenses.

The Entertainment Division’s net loss for the second quarter of 2007 was $0.4 million, an improvement compared to a net loss of $1.8 million for the second quarter of 2006. The narrowed loss was the result of the absence of a $652,000 impairment charge and a $435,000 one-time severance charge in the June 30, 2006 period, a reduction in stock based compensation expense and certain reductions in selling, general and administrative expenses in the second quarter of 2007.

“I am pleased with our gross margin and bottom line results for the second quarter,” commented Dario Santana, Chief Executive Officer of NTN Buzztime, Inc. “While top line growth remains our number one objective, these results attest to the fact that this management team continues to focus on operating efficiencies and cost reductions where ever and whenever possible.”

Hospitality Division (Discontinued Operations*)

The Hospitality Division consists of two segments, Wireless (divested March 30, 2007) and Software Solutions (held for sale). The Hospitality Division revenues for the second quarter of 2007 were $0.9 million, compared to revenues of $2.9 million for the second quarter of 2006. The 2006 results included $1.6 million in revenue generated from the Wireless segment which was sold March 30, 2007. The remaining decrease in revenue is due to fewer software installations and lower revenue generated from help desk services due to customer attrition. The Hospitality Division net loss for the second quarter of 2007 was $177,000 compared to a $72,000 loss for the second quarter of 2006. Included in the net loss for the second quarter of 2006 was $220,000 of net income from the Wireless business. Due to the divestiture on March 30, 2007, no such income was generated in the second quarter of 2007.

“While Software Solutions is being held for sale, we continue to look for cost reduction opportunities and improved management practices for this business,” concluded Mr. Santana.

Second Quarter 2007 Operating Highlights:

•	Realized an improvement in churn from an annualized rate of 34% in the first quarter of 2007 to 28% this quarter.
•	As retention improves, we have steadily increased our investment in lead generation by targeting new verticals such as hotels, golf clubs, bowling alleys, military bases and more.
•	Achieved record sales in the UK during the second quarter.
•	Launched Texas Hold’Em and Spotlight trivia enhancements, which led to significant increases in game play.
•	Announced QB1 Tournament of Champions designed to increase game play during the 2007/2008 NFL Season.
•	Launched a B2B website, my.buzztime.com, aimed at improving Buzztime’s value to subscribing customers.
•	Hired an experienced sales professional from the beverage industry to lead our national accounts initiative.

“We are receiving increasingly positive feedback from our customers in response to many of the initiatives we have implemented in the first half of the year,” said Dario Santana. “Improvements in customer retention are very encouraging, and demonstrate that our efforts to strengthen the Buzztime brand and customer value proposition are paying off. While our focus on our core business remains a critical component to our future success and growth, we are stepping up efforts to increase the scope of our business and to extend Buzztime branded offerings to broader audiences and new distribution platforms such as the Internet and mobile. Our balance sheet remains strong, and we intend to invest strategically and with prudence in initiatives that we believe will accelerate our return to revenue growth and profitability,” concluded Mr. Santana.

Conference Call

Management will announce its second quarter 2007 financial results after market close on Wednesday, August 8, 2007. Management will then host a conference call at 4:30 p.m. Eastern Time to discuss the results with the investment community.

Anyone interested in participating should call 1-866-225-8754 if calling within the United States or 1-480-629-9562 if calling internationally. A replay will be available until August 15, 2007, which can be accessed by dialing 1-800-406-7325 if calling within the United States or 1-303-590-3030 if calling internationally. Please use passcode 3763005 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at NTN Buzztime’s web site at www.buzztime.com.

About NTN Buzztime, Inc.

Based in Carlsbad, CA, NTN Buzztime, Inc. has been a leader in interactive television entertainment for more than 20 years and distributes its Play Along TV games and technology through numerous platforms including its own Buzztime® iTV Network, which is available on TVs in approximately 4,000 restaurants, sports bars and pubs throughout North America and the United Kingdom. Its innovative games are also distributed through cable TV, satellite TV, mobile phones, electronic games and books. For more information, please visit www.buzztime.com.

*The Company continues to classify its non-core business, Software Solutions, as “Discontinued Operations” while the Entertainment Division, consisting of the Buzztime iTV Network and Buzztime Distribution comprises “Continuing Operations”. The Company anticipates completing the divestiture of Software Solutions by the end of 2007.

Forward-looking Statements;

This release contains forward-looking statements which reflect management’s current views of future events and operations including but not limited to projected future financial results and business trends. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risk of changing economic conditions, failure of product demand or market acceptance of both existing and new products and services and the impact of competitive products and pricing. Please see NTN Buzztime, Inc.’s recent Form 10-K and other filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

CONTACT:

Kendra Berger

Chief Financial Officer

NTN Buzztime, Inc.

(760) 438-7400

Kendra.berger@ntnbuzztime.com

Or

Peter Seltzberg

Hayden Communications

(646) 415-8972

peter@haydenir.com

Consolidated Results

For the Quarter Ended June 30,

(in thousands)

Revenues by Segment:	2007	2006
Continuing Operations:
Buzztime iTV network	$7,360	$7,822
Buzztime Distribution	280	107

Total Entertainment Division	7,640	7,929

Discontinued Operations:
Wireless	$—	$1,645
Software Solutions	921	1,282

Total Hospitality Division	921	2,927

Consolidated Revenues	$8,561	$10,856

Consolidated Results

For the Quarter Ended June 30,

(in thousands)

Income (Loss) by Segment:	2007	2006
Continuing Operations:
Buzztime iTV network	$(269)	$(1,382)
Buzztime Distribution	(108)	(402)

Total Entertainment Division	(377)	(1,784)

Discontinued Operations:
Wireless	$(12)	$220
Software Solutions	(165)	(292)

Total Hospitality Division	(177)	(72)

Consolidated Income (Loss)	$(554)	$(1,856)

NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$11,395	$8,774
Restricted cash	48	58
Accounts receivable, net	924	1,874
Investments available-for-sale	361	337
Deposits on broadcast equipment	—	381
Deferred costs	964	1,067
Prepaid expenses and other current assets	553	908
Assets held for sale	1,136	2,659

Total current assets	15,381	16,058
Broadcast equipment and fixed assets, net	4,929	5,919
Software development costs, net	765	806
Deferred costs	813	963
Goodwill	974	974
Intangible assets, net	1,327	1,561
Other assets	142	244

Total assets	$24,331	$26,525

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$337	$1,139
Accrued expenses	2,836	2,921
Income taxes payable	5	53
Obligations under capital leases – current portion	144	349
Deferred revenue	1,097	1,826
Liabilities of discontinued operations	1,227	1,441

Total current liabilities	5,646	7,729
Obligations under capital leases, excluding current portion	7	20
Deferred revenue, excluding current portion	163	246

Total liabilities	$5,816	$7,995

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock	1	1
Common Stock	277	272
Additional paid-in capital	112,545	111,617
Accumulated deficit	(94,882)	(93,561)
Accumulated other comprehensive income	574	201

Total shareholders’ equity	18,515	18,530

Total liabilities and shareholders’ equity	$24,331	$26,525

NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$7,640	$7,929	$15,373	$16,198
Operating expenses:
Direct operating costs of services (includes depreciation)	2,213	2,563	4,426	5,039
Selling, general and administrative	5,600	6,235	11,291	11,576
Depreciation and amortization (excluding depreciation included in direct costs)	139	169	292	340
Research and development	43	56	79	122
Restructuring costs	26	—	478	—

Total operating expenses	8,021	9,023	16,566	17,077

Operating loss	(381)	(1,094)	(1,193)	(879)
Other income (expense):
Interest Income	105	18	146	49
Interest expense	(8)	(39)	(22)	(85)
Impairment of investments available-for-sale	—	(652)	—	(652)
Other income	—	—	82	—

Total other income (expense)	97	(673)	206	(688)

Loss from continuing operations before income taxes	(284)	(1,767)	(987)	(1,567)
Provision for income taxes	93	17	153	44

Net loss from continuing operations	(377)	(1,784)	(1,140)	(1,611)
Net loss from discontinued operations, net of tax (including gain on sale of NTN Wireless of $396,000 for the three and six months ended June 30, 2007)	(177)	(72)	(181)	(169)

Net loss	$(554)	$(1,856)	(1,321)	(1,780)

Net loss per common share—basic and diluted:
Net loss from continuing operations	(0.01)	(0.03)	(0.02)	(0.03)
Net loss from discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)

Net loss per common share—basic and diluted	$(0.01)	$(0.03)	$(0.02)	$(0.03)

Weighted average shares outstanding—basic & diluted	54,691	54,157	54,722	54,044

NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(1,321)	$(1,780)
Adjustments to reconcile net loss to net cash provided by operating activities
Net loss from discontinued operations, net of tax	181	169
Depreciation and amortization	1,990	2,159
Provision for doubtful accounts	204	(205)
Share-based compensation	339	668
Unrealized loss on investment available for sale	—	652
Loss from disposition of equipment and other assets	156	102
Changes in assets and liabilities:
Restricted cash	10	—
Account receivable	746	953
Deferred costs	251	75
Prepaid expenses and other assets	475	(26)
Accounts payable and accrued expenses	(930)	272
Income taxes payable	(48)	(131)
Deferred revenue	(812)	20

Net cash provided by operating activities	1,241	2,928

Cash flows from investing activities:
Capital expenditures	(105)	(668)
Software development expenditures	(251)	(263)
Deposits on broadcast equipment	(161)	(365)
Proceeds from sale of discontinued operations	2,400	—
Net change in loans to discontinued operations	(1,272)	(253)

Net cash used in investing activities	611	(1,549)

Cash flows from financing activities:
Principal payments on capital leases	(219)	(224)
Principal payments on revolving line of credit	—	(700)
Proceeds from exercise of stock options and warrants	639	278

Net cash provided by (used in) financing activities	420	(646)

Net increase in cash and cash equivalents	2,272	733
Effect of exchange rate on cash	349	31
Cash and cash equivalents at beginning of period	8,774	5,982

Cash and cash equivalents at end of period	$11,395	$6,746